Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. That the name of this corporation is Faraday Future Intelligent Electric Inc., and that this corporation was originally incorporated pursuant to the Delaware General Corporation Law on February 11, 2020.

2. That the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 2020.

3. That the second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 2021 (the “Second A&R Certificate”).

4. That the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 22, 2022 (the Second A&R Certificate, as so amended, the “Amended Second A&R Certificate”).

5. The first two sentences of Section 4.1 of the Amended Second A&R Certificate are hereby amended and restated to read in their entirety as follows:

“The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,775,000,000, consisting of two classes of stock: (i) 1,765,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The class of Common Stock shall be divided into two series of stock composed of (i) 1,690,000,000 shares of Class A common stock (the “Class A Common Stock”) and (ii) 75,000,000 shares of Class B common stock (the “Class B Common Stock”).”

6. This Second Amendment to the Amended Second A&R Certificate has been duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Faraday Future Intelligent Electric Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer, on March 1, 2023.

Faraday Future Intelligent Electric Inc.

By:	/s/ Xuefeng Chen
Xuefeng Chen
Chief Executive Officer